  Exhibit 99.1
Yuma Energy, Inc.

NEWS RELEASE

 YUMA ENERGY RECEIVES ACCEPTANCE OF COMPLIANCE PLAN FROM NYSE AMERICAN

HOUSTON, TX – (PR Newswire –September 3, 2019) – Yuma Energy, Inc. (NYSE American: YUMA) (“Yuma,” the “Company,” “we” or “our”) today announced that on August 30, 2019, the NYSE American LLC (the “Exchange”) accepted the Company’s recently submitted plan to regain compliance with the continued listing standards of the Exchange (the “Plan”). The Plan is in response to both compliance notices issued by the NYSE American which the Company previously announced on June 20, 2019 and on August 28, 2019.

The Company now has until December 17, 2020 to regain compliance with the Exchange’s continued listing standards as set forth in Section 1003(a)(ii) and (iii) of the NYSE American Company Guide since it reported shareholders’ equity of $2.4 million on June 30, 2019, which is below the minimum standard of $4 million, and reported losses from continuing operations and/or net losses in its five most recent fiscal years.

At or before December 17, 2020, the Company must either be in compliance or must have made progress that is consistent with the Plan during that period. In order to maintain its listing on the Exchange, the Exchange has requested that the Company provide quarterly updates to the Exchange concurrent with its interim and annual Securities and Exchange Commission (“SEC”) filings. Failure to meet the requirements to regain compliance could result in the initiation of delisting proceedings.

“We are pleased to have received the Plan acceptance from the Exchange and look forward to the opportunity to demonstrate our ability to execute on our strategic restructuring initiatives,” said Anthony C. Schnur, Yuma’s Chief Restructuring Officer and Interim Chief Executive Officer. “As we have previously disclosed, Yuma’s management has recognized the need to engage in financing transactions or other strategic alternatives to address the Company’s financial requirements and is currently involved in restructuring discussions. We are continuing to work with Seaport Global Securities LLC, an investment banking firm, to advise the Company on various strategic alternatives.’

About Yuma Energy, Inc.
Yuma Energy, Inc., a Delaware corporation, is an independent Houston-based exploration and production company focused on acquiring, developing and exploring for conventional and unconventional oil and natural gas resources. Historically, the Company’s activities have focused on inland and onshore properties, primarily located in central and southern Louisiana and southeastern Texas. Its common stock is listed on the NYSE American under the trading symbol “YUMA.”

Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any and all statements that are not strictly historical statements constitute forward-looking statements and may often, but not always, be identified by the use of such words such as “expects,” “believes,” “intends,” “anticipates,” “plans,” “estimates,” “potential,” “possible,” or “probable” or statements that certain actions, events or results “may,” “will,” “should,” or “could” be taken, occur or be achieved. The Company’s annual report on Form 10-K for the year ended December 31, 2018, quarterly reports on Form 10-Q, recent current reports on Form 8-K, and other SEC filings discuss some of the important risk factors identified that may affect its business, results of operations, and financial condition. The Company undertakes no obligation to revise or update publicly any forward-looking statements, except as required by law.

For more information, please contact
Carol Coale
Managing Director
Dennard Lascar Investor Relations
713-529-6600